Exhibit 99.1
Hayes Lemmerz Amends Credit Agreement, Updates Fiscal Year 2005
Guidance and Initiates Further Actions to Enhance Shareholder Value
Northville, MI, March 31, 2006 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that it has concluded an agreement with its lending group to amend its $625 million senior secured credit facility. Among other changes, the amendment favorably modifies certain financial covenants.
“This amendment provides Hayes Lemmerz with additional financial flexibility as we continue to rationalize our manufacturing footprint, implement cost reduction initiatives, and capitalize on growth opportunities within our core businesses and in select geographic regions. We appreciate our lending group’s continuing support of our strategic direction and financial priorities,” said Curtis Clawson, President, CEO and Chairman of the Board.
The Company also announced today that it has updated its fiscal 2005 earnings guidance issued on December 8, 2005. The Company expects revenue of approximately $2.3 billion for the full fiscal year ended January 31, 2006, in line with previous guidance of $2.2 billion to $2.3 billion. Adjusted EBITDA, excluding certain non-cash charges for impairment of goodwill and long-lived assets, is expected to be approximately $185 million, in line with its previous guidance of $180 million to $190 million. Capital Expenditures for the year are expected to be approximately $125 million, slightly lower than previous guidance of $130 million.
Consistent with its strategy of investing in core businesses in the right geographic markets, the Company recently announced consolidation of its North American and International Wheel Groups to create a new Global Wheel Group and the closure of its Huntington, Indiana facility. The Company also said that it will be making further organizational and employee wage and benefit changes in North America. The Company expects combined cost savings from all of these actions of at least $35 million annually.
“These initiatives are consistent with our strategic objective of streamlining and improving the efficiencies of our business in higher cost regions, in order to remain competitive in these countries,” said Mr. Clawson.
The Company also anticipates that it will record charges of approximately $195 million for the impairment of goodwill and an additional $160 million for the impairment of long-lived assets. Both of these charges are non-cash and will be recorded in the fourth quarter of 2005.
EBITDA, a measure used by management to measure operating performance, is defined as earnings from operations plus depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude asset impairment losses and other restructuring charges, reorganization items and other items. Management references these non-GAAP financial measures frequently in its decision making because they provide supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Institutional investors generally look to Adjusted EBITDA in measuring performance, among other things. The Company uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management is based on Adjusted EBITDA. See the appendix attached to this press release for a reconciliation of estimated Adjusted EBITDA to estimated earnings from operations.
Hayes Lemmerz will host a telephone conference call to discuss the Company’s fiscal year 2005 year-end financial results on Tuesday, April 11, 2006, at 10:00 a.m. (ET). To listen to the call, please dial (888) 295-5935 from the United States and Canada or (706) 643-7483 from outside the United States, and enter the access code: 6701974. The conference call will be accompanied by a slide presentation, which can be accessed that morning through the Company’s web site, in the Investor Kit presentations section at http://www.hayes lemmerz.com/investor_kit/html/presentations.html
Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 35 facilities and approximately 10,000 employees worldwide.
This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162

Appendix
The following is a reconciliation of estimated Adjusted EBITDA to estimated earnings (loss) from operations:

Estimated Fiscal Year-Ended 1/31/06
(dollars in millions)

Earnings (loss) from operations	$(404)
Depreciation & Amortization	165

EBITDA	$(239)
Asset impairments and other restructuring charges	202
Goodwill impairments	195
Post-emergence Chapter 11 related professional fees	3
Equity compensation expense	5
EBITDA from discontinued operations	10
Severance & Other	9

Adjusted EBITDA	$185